Exhibit 99.1

VMware Reports First Quarter 2013 Results

- Year-over-Year Revenue Growth of 13% to $1.19 Billion

- GAAP Operating Margin of 13.4%; Non-GAAP Operating Margin of 32.5%

- GAAP EPS of $0.40; Non-GAAP EPS of $0.74

PALO ALTO, Calif., April 23, 2013 — VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced financial results for the first quarter of 2013:

•	Revenues for the first quarter were $1.19 billion, an increase of 13% from the first quarter of 2012.

•

Operating income for the first quarter was $160 million, a decrease of 26% from the first quarter of 2012, reflecting a $63 million realignment charge. Non-GAAP operating income for the first quarter was $388 million, an increase of 13% from the first quarter of 2012.

•

Net income for the first quarter was $174 million, or $0.40 per diluted share, down 9% compared to $191 million, or $0.44 per diluted share, for the first quarter of 2012. Non-GAAP net income for the quarter was $319 million, or $0.74 per diluted share, up 11% compared to $287 million, or $0.66 per diluted share, for the first quarter of 2012.

•

Operating cash flows for the first quarter were $676 million, an increase of 17% from the first quarter of 2012. Free cash flows for the quarter were $599 million, an increase of 10% from the first quarter of 2012.

•	Cash, cash equivalents and short-term investments were $4.94 billion and unearned revenue was $3.49 billion as of March 31, 2013.

Annual 2013 revenues are expected to be in the range of $5.12 billion to $5.24 billion, an increase of approximately 11% to 14% from 2012, and annual license revenues are expected to grow approximately 6% to 9%.

Second quarter 2013 total revenues are expected to be in the range of $1.21 billion to $1.24 billion, an increase of approximately 8% to 10% from the second quarter of 2012. Second quarter license revenues are expected to be between $515 million and $535 million.

“We’re very pleased with our performance this quarter, particularly in light of recent results from many of our industry peers,” said Pat Gelsinger, chief executive officer, VMware. “VMware is the virtualization software infrastructure leader and the company most capable of providing an end-to-end infrastructure solution designed to bridge our customers’ legacy client/server applications and desktops to next-generation applications for the mobile/cloud era. We continue to execute against our strategy, and our position in the market is clear as we embark on this multi-year journey with our customers.”

Recent Highlights & Strategic Announcements

•

On February 12, 2013, VMware introduced VMware vSphere® with Operations Management™, which unites the leading virtualization platform for all applications, including business-critical and low-latency applications, with patented analytic capabilities to provide insight into the performance, health and efficiency of virtualized environments.

•

On February 20, 2013, VMware introduced VMware® Horizon Suite™, a comprehensive platform for workforce mobility that will connect end users to their data, applications and desktops on any device without sacrificing IT security and control. With updates to VMware Horizon View™ and VMware Horizon Mirage™, as well as a new product, VMware Horizon Workspace™, the VMware Horizon Suite will enable IT organizations to empower users with a secure, easy-to-manage virtual workspace that delivers a consistent, compelling experience across devices.

•

On February 26, 2013, at VMware Partner Exchange 2013, VMware unveiled a range of programs, incentives and benefits aimed at enabling its partner community to deliver complete virtualization, cloud and mobility solutions that simplify IT infrastructure from the data center to the mobile workspace.

•

On March 13, 2013, at a Strategic Forum for Institutional Investors, VMware CEO Pat Gelsinger outlined the company’s strategy, including plans to extend the software-defined data center with a hybrid cloud service offering, and the creation of a new Hybrid Cloud Services business unit to be led by cloud services veteran Bill Fathers. At the event, VMware also revealed intentions to extend its network footprint, merging the VMware vCloud Networking and Security™ product line with the Nicira Network Virtualization Platform into a single product family based on a common technology foundation, to be named VMware NSX.

# # #

About VMware

VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2012 revenues of $4.61 billion, VMware has more than 500,000 customers and 55,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

Additional Information

Our website is located at www.vmware.com, and our investor relations website is located at http://ir.vmware.com. Our goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about us, all of which is made available free of charge. The additional information includes materials that we file with the SEC; announcements of investor conferences and events at which our executives talk about our products, services and competitive strategies; webcasts of our quarterly earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on our financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; and other news, blogs and announcements that we may post from time to time that investors may find useful or interesting.

VMware, vSphere, vSphere with Operations Management, vCenter, vCenter Operations Management Suite, Horizon, View, Mirage, Horizon Workspace, VMware vCloud, and vCloud Networking and Security are registered trademarks or trademarks of VMware, Inc. in the United States and other jurisdictions. Other marks mentioned herein are trademarks, which are proprietary to VMware, Inc. or another company.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s expected second quarter and annual revenue and license revenue projections; VMware’s market opportunity; our expectations for leadership in next-generation applications for the mobile/cloud era; the expected benefits to customers of newly available VMware products and services, such as VMware vSphere with Operations Management and VMware Horizon Suite; our planned hybrid cloud service offering; and our intentions to extend our network footprint. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer, government and information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and promotions and beta programs; (v) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing, desktop virtualization and the software defined data center; (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud, end user and mobile computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; (xiii) the successful integration of acquired companies and assets into VMware; and (xiv) fluctuating currency exchange rates. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Joan Stone

VMware Global Communications

joanstone@vmware.com

650-427-4436

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2013	2012
Revenues:
License	$488,227	$481,927
Services	703,239	573,255

Total revenues	1,191,466	1,055,182
Operating expenses (1):
Cost of license revenues	57,344	56,743
Cost of services revenues	124,596	114,172
Research and development	270,558	222,390
Sales and marketing	417,418	363,412
General and administrative	98,466	81,300
Realignment charges	62,882	—

Operating income	160,202	217,165
Investment income	7,720	5,743
Interest expense with EMC	(965)	(1,287)
Other income (expense), net	(2,874)	2,285

Income before income taxes	164,083	223,906
Income tax provision (benefit)	(9,486)	32,470

Net income	$173,569	$191,436

Net income per weighted-average share, basic for Class A and Class B	$0.41	$0.45
Net income per weighted-average share, diluted for Class A and Class B	$0.40	$0.44
Weighted-average shares, basic for Class A and Class B	428,005	424,989
Weighted-average shares, diluted for Class A and Class B	432,631	433,213
(1) Includes stock-based compensation as follows:
Cost of license revenues	$523	$440
Cost of services revenues	7,278	5,819
Research and development	62,355	39,377
Sales and marketing	36,092	25,234
General and administrative	13,969	10,936

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,840,149	$1,609,322
Short-term investments	3,096,531	3,021,512
Accounts receivable, net of allowance for doubtful accounts of $1,585 and $4,267	773,204	1,150,906
Due from EMC, net	8,485	67,934
Deferred tax asset	200,904	179,430
Other current assets	138,510	90,935

Total current assets	6,057,783	6,120,039
Property and equipment, net	693,993	664,669
Other assets, net	117,165	128,701
Deferred tax asset	107,846	103,001
Intangible assets, net	701,375	731,852
Goodwill	3,003,068	2,848,130

Total assets	$10,681,230	$10,596,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,830	$89,562
Accrued expenses and other	577,785	674,746
Unearned revenues	2,191,159	2,195,926

Total current liabilities	2,827,774	2,960,234
Note payable to EMC	450,000	450,000
Unearned revenues	1,299,049	1,264,639
Other liabilities	191,482	181,538

Total liabilities	4,768,305	4,856,411
Contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 128,376 and 128,688 shares	1,284	1,287
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	3,431,263	3,431,710
Accumulated other comprehensive income	5,501	5,676
Retained earnings	2,471,877	2,298,308

Total stockholders’ equity	5,912,925	5,739,981

Total liabilities and stockholders’ equity	$10,681,230	$10,596,392

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2013	2012
Operating activities:
Net income	$173,569	$191,436
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,243	85,766
Stock-based compensation	115,925	81,806
Excess tax benefits from stock-based compensation	(22,215)	(53,682)
Non-cash realignment charges	14,468	—
Other	(2,236)	(928)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	380,259	226,550
Other assets	(40,807)	(47,706)
Due to/from EMC, net	59,449	55,548
Accounts payable	(8,310)	12,525
Accrued expenses	(115,308)	(94,817)
Income taxes payable	1,783	55,366
Deferred income taxes, net	(28,121)	(34,955)
Unearned revenues	56,723	99,695

Net cash provided by operating activities	676,422	576,604

Investing activities:
Additions to property and equipment	(77,843)	(33,671)
Purchases of available-for-sale securities	(736,927)	(701,463)
Sales of available-for-sale securities	485,560	422,317
Maturities of available-for-sale securities	181,978	256,977
Business acquisitions, net of cash acquired	(184,486)	—
Other investing	48	(1,497)

Net cash used in investing activities	(331,670)	(57,337)

Financing activities:
Proceeds from issuance of common stock	67,889	111,041
Repurchase of common stock	(181,961)	—
Excess tax benefits from stock-based compensation	22,215	53,682
Shares repurchased for tax withholdings on vesting of restricted stock	(22,068)	(13,637)

Net cash provided by (used in) financing activities	(113,925)	151,086

Net increase in cash and cash equivalents	230,827	670,353
Cash and cash equivalents at beginning of the period	1,609,322	1,955,756

Cash and cash equivalents at end of the period	$1,840,149	$2,626,109

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2013

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition and Other Related Items	Capitalized Software Development Costs (1)	Tax Adjustment (2)	Non - GAAP, as adjusted
Operating expenses:
Cost of license revenues	$57,344	(523)	(5)	(23,341)	—	—	(13,150)	—	$20,325
Cost of services revenues	$124,596	(7,278)	(112)	(990)	—	—	—	—	$116,216
Research and development	$270,558	(62,355)	(908)	(994)	—	—	—	—	$206,301
Sales and marketing	$417,418	(36,092)	(667)	(2,580)	—	—	—	—	$378,079
General and administrative	$98,466	(13,969)	(212)	—	—	(1,328)	—	—	$82,957
Realignment charges	$62,882	—	—	—	(62,882)	—	—	—	$—
Operating income	$160,202	120,217	1,904	27,905	62,882	1,328	13,150	—	$387,588
Operating margin	13.4%	10.1%	0.2%	2.3%	5.3%	0.1%	1.1%	—	32.5%
Income before income taxes	$164,083	120,217	1,904	27,905	62,882	1,328	13,150	—	$391,469
Income tax provision (benefit)	$(9,486)							81,908	$72,422
Tax rate	-5.8%								18.5%
Net income	$173,569	120,217	1,904	27,905	62,882	1,328	13,150	(81,908)	$319,047
Net income per weighted-average share,basic for Class A and Class B (3)	$0.41	$0.28	$—	$0.07	$0.15	$—	$0.03	$(0.19)	$0.75
Net income per weighted-average share,diluted for Class A and Class B (4)	$0.40	$0.28	$—	$0.06	$0.15	$—	$0.03	$(0.18)	$0.74

(1)	For the first quarter of 2013, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $13.2 million.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities. In the first quarter of 2013, our GAAP tax rate of -5.8% was increased by 2.2% for the impact of the federal R&D tax credit reinstated retroactively for 2012 and by 22.1% for the impact of the items excluded from our non-GAAP earnings, as shown in the table above, resulting in a non-GAAP tax rate of 18.5%.
(3)	Calculated based upon 428,005 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 432,631 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2012

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition and Other Related Items	Capitalized Software Development Costs (1)	Tax Adjustment (2)	Non - GAAP, as adjusted
Operating expenses:
Cost of license revenues	$56,743	(440)	(16)	(13,279)	—	(21,838)	—	$21,170
Cost of services revenues	$114,172	(5,819)	(454)	(1,098)	—	—	—	$106,801
Research and development	$222,390	(39,377)	(1,923)	(751)	—	—	—	$180,339
Sales and marketing	$363,412	(25,234)	(1,999)	(2,932)	—	—	—	$333,247
General and administrative	$81,300	(10,936)	(382)	—	(39)	—	—	$69,943
Operating income	$217,165	81,806	4,774	18,060	39	21,838	—	$343,682
Operating margin	20.6%	7.8%	0.4%	1.7%	—	2.1%	—	32.6%
Income before income taxes	$223,906	81,806	4,774	18,060	39	21,838	—	$350,423
Income tax provision	$32,470						30,606	$63,076
Tax rate	14.5%							18.0%
Net income	$191,436	81,806	4,774	18,060	39	21,838	(30,606)	$287,347
Net income per weighted-average share,basic for Class A and Class B (3)	$0.45	$0.19	$0.01	$0.04	$—	$0.06	$(0.07)	$0.68
Net income per weighted-average share,diluted for Class A and Class B (4)	$0.44	$0.19	$0.01	$0.04	$—	$0.05	$(0.07)	$0.66

(1)	For the first quarter of 2012, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $21.8 million.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 424,989 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 433,213 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUES BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2013	2012
Revenues:
License	$488,227	$481,927
Services:
Software maintenance	605,421	492,270
Professional services	97,818	80,985

Total services	703,239	573,255

Total revenues	$1,191,466	$1,055,182

Percentage of revenues:
License	41.0%	45.7%
Services:
Software maintenance	50.8%	46.6%
Professional services	8.2%	7.7%

Total services	59.0%	54.3%

Total revenues	100.0%	100.0%

VMware, Inc.

REVENUES BY GEOGRAPHY

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2013	2012
Revenues:
United States	$568,528	$484,974
International	622,938	570,208

Total revenues	$1,191,466	$1,055,182

Percentage of revenues:
United States	47.7%	46.0%
International	52.3%	54.0%

Total revenues	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2013	2012
GAAP cash flows from operating activities	$676,422	$576,604
Capital expenditures	(77,843)	(33,671)

Free cash flows	$598,579	$542,933

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP income per diluted share and free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flows, differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition and other-related items and the net effect of the amortization and capitalization of software development costs, each as discussed below. Free cash flows differ from GAAP cash flows from operating activities in its treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of our employees and executives, the expense for the fair value of the stock-based instruments we utilize may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock options is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Additionally, in order to establish the fair value of performance-based stock awards, which are also an element of our ongoing stock-based compensation, we are required to apply judgment to estimate the probability of the extent to which performance objectives will be achieved. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•

Realignment charges: Realignment charges include workforce reductions, asset impairments and losses on asset disposals. We believe it is useful to exclude these items, when significant, as they are not reflective of our ongoing business and operating results.

•

Acquisition and other-related items. Acquisition and other -related items include direct costs of acquisitions and dispositions, such as transaction and advisory fees, which vary significantly and are unique to each transaction. Additionally, VMware does not acquire or dispose of businesses on a predictable cycle.

•

Capitalized software development costs. Capitalized software development costs encompass capitalization of development costs and the subsequent amortization of the capitalized costs over the useful life of the product. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. We did not capitalize software development costs related to product offerings in either the first quarter of 2013 or fiscal year 2012 given our current go-to-market strategy. In future periods, we expect our amortization expense to steadily decline as previously capitalized software development costs become fully amortized.

•

Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating our non-GAAP income. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Additionally, we believe that the non-GAAP financial measure free cash flows is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.